EXHIBIT 5

September 24, 1997

Chartwell Re Corporation
Four Stamford Plaza
P. O. Box 120043
Stamford, CT  06912-0043

Ladies and Gentlemen:

I am familiar with the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan (the "Omnibus Plan") of Chartwell Re Corporation, a Delaware corporation ("Chartwell"), under which 607,000 shares of common stock, $.01 par value per share (the "Common Shares"), have been authorized for issuance by Chartwell. I have acted as counsel to Chartwell in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of 500,000 of the Common Shares and the Common Stock Purchase Rights (the "Rights") associated therewith pursuant to the Rights Agreement, dated May 22, 1997, between the Company and Fleet National Bank of Connecticut, as Rights Agent (the "Agreement"). In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein. Stock options ("Options") with respect to an aggregate of 370,500 Common Shares have been granted under the Omnibus Plan.

Based upon and subject to the foregoing, I am of the opinion that the Common Shares and Rights reserved for issuance upon the exercise of Options have been duly authorized and that such Common Shares and Rights when issued and delivered upon exercise of Options or otherwise in accordance with the terms of the Omnibus Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, of the registration Statement.

Very truly yours,



Kathleen M. Carroll
Senior Vice President, General Counsel
   and Secretary